Exhibit 10.6

STORAGE SPACE LEASE

by and between

PHILLIPS PETROLEUM COMPANY

and

NGL SUPPLY, INC.

		Propane	5
		Propane Assets	5
		Provisional Consent Order	6
		Prudent Industry Practice	6
		PTTT	6
		Regular Facility Operating Hours	6
		Sale Agreement	6
		Taxes	6
		Term	6
		Turn	6
	1.02	Other Defined Terms	6
	1.03	Terms Generally	6

II.	Leased No. I Leased Space		6
	2.01	Lease No. I Leased Space	6
	2.02	No Excess Space	7
	2.03	Use of Lease No. I Leased Space	7
	2.04	Non-Dedicated Leased Space	7

III.	Leased No. II Leased Space		7
	3.01	Lease No. II Leased Space	7
	3.02	No Excess Space	7
	3.03	Use of Lease No. II Leased Space	8
	3.04	Non-Dedicated Leased Space	8

IV.	Rental		8
	4.01	Lease No. I Leased Space Rental	8
	4.02	Lease No. II Leased Space Rental	8

V.	Billing Practices and Payment		9
	5.01	Monthly Statement	9
	5.02	Payment	10
	5.03	Adjustments	10
	5.04	Records and Audit Rights	10
	5.05	Financial Responsibility	10

VI.	Term		11
	6.01	Lease No. I Leased Space Term	11
	6.02	Lease No. II Leased Space Term	11

VII.	Event of Default		11
	7.01	Event of Default	11
	7.02	Obligations Not Relieved	11
	7.03	Damages	11

VIII.	Receipt/Withdrawal of Propane		12
	8.01	Receipt of Propane into Leased Space	12
	8.02	Withdrawal of Propane	12
	8.03	No Over-Withdrawal	12

	8.04	Withdrawal Prior to End of Term	12

IX.	Scheduling		12
	9.01	Scheduling	12

X.	Propane Losses; Casualty Losses		12
	10.01	Propane Losses	12
	10.02	Casualty Losses	13

XI.	Title; Custody		13
	11.01	Title	13
	11.02	Custody	13

XII.	Volume Determinations		13
	12.01	Volume Determinations	13

XIII.	Event of Force Majeure		13
	13.01	Event of Force Majeure	13
	13.02	Stikes or Lockouts	14

XIV.	Operation and Maintenance of Facility		14
	14.01	Operation and Maintenance of Facility	14

XV.	Notices		14
	15.01	Notices	14
	15.02	Effective Date	14
	15.03	Change of Address Notice	15

XVI.	Taxes		15
	16.01	Taxes	15

XVII.	Insurance		15
	17.01	Insurance	15

XVIII.	Applicable Law		15
	18.01	Applicable Law	15

XIX.	Indemnity		15
	19.01	Indemnity	15
	19.02	Special Damages	16

XX.	Assignment; Sublease		16
	20.01	Assignment; Sublease	16

XXI.	Miscellaneous		17
	21.01	Relationship of the Parties	17
	21.02	Use of Facsimile/Telecopy	17
	21.03	Disputes Between the Parties	18
	21.04	No Third-Party Rights	18
	21.05	Compliance with Laws	18

	21.06	Severability	18
	21.07	Non-Waiver	18
	21.08	Entire Agreement	18
	21.09	Amendments	18
	21.10	Counterparts; Multiple Originals	18
	21.11	Headings	19
	21.12	Exhibits	19
	21.13	Construction	19
	21.14	Modification	19
	21.15	Rescission	19

Exhibit

A	Dispute Resolution Procedures

STORAGE SPACE LEASE

THIS STORAGE SPACE LEASE is made and entered into this 7th day of November, 2002, by and between PHILLIPS PETROLEUM COMPANY, a Delaware corporation (“Lessor”), and NGL SUPPLY, INC., an Oklahoma corporation (“Lessee”).

W I T N E S S E T H:

WHEREAS, Lessor and Conoco Inc. entered into an Agreement and Plan of Merger dated as of November 18, 2001 (the “Merger Agreement”); and

WHEREAS, in connection with and subject to obtaining regulatory approvals of the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, Seller and Conoco Inc. entered into a provisional consent order with the United States Federal Trade Commission (the “FTC”), providing for, among other things, the sale of certain assets; and

WHEREAS, contemporaneously with the execution and delivery of this Lease, Lessor sold certain propane-related assets and certain volumes of propane inventory to Lessee and NGL Supply Terminal Company, LLC, a wholly owned subsidiary of Lessee, pursuant to (i) that certain Asset Purchase and Sale Agreement, dated September 6, 2002, among Lessor, Phillips Pipe Line Company, and Lessee, as amended by the Amendment to Asset Purchase and Sale Agreement dated October 21, 2002 (as so amended, the “Sale Agreement”), and (ii) that certain Assignment dated October 22, 2002, made by Lessee to NGL Supply Terminal Company, LLC; and

WHEREAS, Lessor owns and operates an underground propane storage cavern which is located at or near Borger, Texas (the “Facility”); and

WHEREAS, Lessee has requested Lessor to lease certain underground propane storage space in the Facility to Lessee for the storage the propane inventory to be purchased under the Sale Agreement by Lessee and additional inventory owned by Lessee; and

WHEREAS, Lessor has agreed to lease such propane storage space to Lessee as part of the consideration given for the purchase by Lessee of the propane inventory; and

WHEREAS, by entering into this Lease, Lessor does not concede or acknowledge that the merger would tend to restrain competition any relevant market or otherwise contravene any provision of any antitrust or competition law of any jurisdiction;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Lessor and Lessee, and intending to be legally bound, Lessor and Lessee, agree as follows:

Article I.                Definitions

1.01        Defined Terms. The following definitions shall, for all purposes, unless clearly indicated to the contrary, apply to the capitalized terms used in this Storage Space Lease:

(a)           “AAA” means the American Arbitration Association.

(b)           “AAA Rules” means the Commercial Arbitration Rules of the AAA.

(c)           “Affiliate” means any Person that, directly or indirectly, controls, or is controlled by or under common control with, another Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

(d)           “ASTM” means the American Society for Testing Materials.

(e)           “Barrel” means forty-two (42) Gallons.

(f)            “Business Day” means any Day other than a Saturday, a Sunday, or a Day on which banks in the State of Texas are authorized or obligated by Law or executive order to close.

(g)           “Claim” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages, including interest, penalties, reasonable attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

(h)           “Day” means the period of time commencing at 0000 hours on one day and running until 2400 hours on the same day, according to local time at the Facility.

(i)            “Default Rate” means a simple interest rate per annum (no compounding) equal to the lesser of (i) two (2) points over prime, base, or equivalent annual lending rate published from time to time by Chase Manhattan Bank (or any successor thereto) at its principal New York City office or such other bank as may be mutually agreed upon by the Parties as in effect for any given Day based on a year of three hundred sixty five (365) Days (whether or not such rate is actually charged by the Chase Manhattan Bank, or such other bank, as the case may be), or (ii) the maximum rate permitted by applicable Law.

(j)            “Dispute Resolution Procedures” has the meaning set forth in Section 21.03 hereof.

(k)           “Due Date” has the meaning set forth in Section 5.02 hereof.

(l)            “Effective Date” means the date set forth in the opening paragraph hereof.

(m)          “EFT” means electronic funds transfer.

(n)           “Entire Business” means, with respect to Lessor, substantially the refining business at Lessor’s refinery at Borger, Texas, at which the Facility is located, and, with respect to Lessee, substantially the wholesale Propane marketing business of Lessee.

(o)           “Event of Default” means any of the following: (i) if Lessee shall fail to pay any rent payable hereunder for more than ten (10) Days after the same becomes due and payable; (ii) if Lessee shall fail to perform or comply with any of the terms and conditions hereof and such failure shall continue for more than ten (10) Days after Lessor has given Notice to Lessee describing with specificity such failure or failures to Lessee; (iii) if Lessee shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition in bankruptcy, or shall be adjudicated bankrupt or insolvent, or shall file a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Law, or shall file an answer admitting or not contesting the material allegations of a petition filed against it in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator for itself or any substantial part of its properties; (iv) if, within sixty (60) Days after the commencement of any proceeding against Lessee seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall have not been dismissed, or if within sixty (60) Days after the appointment without the consent or acquiescence of Lessee of any trustee, receiver, or liquidator for itself or of any substantial part of its properties, such appointment shall not have been vacated; or (v) if Lessee or its directors or majority stockholders take any action to effect the dissolution or liquidation of Lessee, as the case may be.

(p)           “Event of Force Majeure” means any event or circumstance that (i) directly or indirectly prevents a Party from performing an obligation under this Lease, (ii) is beyond the reasonable control of, and occurs without the negligence of, the Party obligated to perform the relevant obligation, and (iii) was not reasonably foreseeable by such Party and reasonably preventable by such Party through the exercise of reasonable diligence.

(q)           “Executive” has the meaning set forth in Exhibit A.

(r)           “Facility” has the meaning set forth in the fourth WHEREAS clause hereof.

(s)           “FTC” has the meaning set forth in the second WHEREAS clause hereof.

(t)            “Gallon” means a United States gallon of two hundred thirty-one (231) cubic inches of liquid at Sixty Degrees (60°) Fahrenheit, and at the equivalent vapor pressure of the liquid.

(u)           “Governmental Authority” means any government, any governmental administration, agency, instrumentality or other instrumentality or other political subdivision thereof or any court, commission or other governmental authority of competent jurisdiction.

(v)            “Initiating Party” has the meaning set forth in Exhibit A

(w)           “In-Place Transfer” means a transfer of title to Propane being stored in the Facility from Lessor’s or another Person’s inventory to Lessee’s inventory hereunder, pursuant to a PTTT.

(x)           “Law” means all constitutions, laws (including common law), treaties, statutes, orders, decrees, rules, injunctions, licenses, permits, approvals, agreements, regulations, codes, and ordinances issued by any Governmental Authority, and including judicial or administrative orders, consents, decrees, and judgments, and all published directives, guidelines, governmental authorizations, requirements or other governmental restrictions which have the force of law, and determinations by, or interpretations of any of the foregoing by any Governmental Authority having jurisdiction over the matter in question and binding on a given Person, whether in effect as of the date hereof or thereafter and, in each case, as amended.

(y)           “Lease” means this Storage Space Lease, together with all exhibits attached hereto, as it may be amended, supplemented or restated from time to time in accordance with the provisions hereof.

(z)           “Leased Space” means Lease No. I Leased Space and Lease No. II Leased Space, collectively.

(aa)         “Lease No. I Leased Space” shall have the meaning set forth in Section 2.01 hereof.

(bb)         “Lease No. I Leased Space Term” has the meaning set forth in Section 6.01 hereof.

(cc)         “Lease No. II Leased Space” has the meaning set forth in Section 3.01 hereof.

(dd)         “Lease No. II Leased Space Term” has the meaning set forth in Section 6.02 hereof.

(ee)         “Lessee” has the meaning set forth in the introductory paragraph hereof.

(ff)           “Lessor” has the meaning set forth in the introductory paragraph hereof.

(gg)         “Letter of Credit” has the meaning set forth in Section 5.05 hereof.

(hh)         “Merger Agreement” has the meaning set forth in the first WHEREAS clause hereof.

(ii)           “Month” or “Monthly” means a period of time commencing at 0000 hours on the first Day of a calendar month and running until 2400 hours on the last Day thereof, according to local time at the Facility.

(jj)           “Monthly Statement” has the meaning set forth in Section 5.01 hereof.

(kk)        “Normal Business Hours” means the period of time commencing at 0800 hours on one Day and running until 1700 hours on the same Day, according to local time at the Facility.

(ll)           “Notice” means any notice, request, instruction, correspondence or other communication permitted or required to be given under this Lease in accordance with Article XV. hereof.

(mm)       “Parties” means Lessor and Lessee, collectively.

(nn)         “Party” means Lessor or Lessee, individually.

(oo)         “Person” means, without limitation, an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority, and shall include any successor (by merger or otherwise) of such entity.

(pp)         “Propane” means a hydrocarbon product composed predominantly of propane which conforms to the definition of and specifications for commercial grade and/or “Propane HD-5” as defined in NGPA Publication 2140 (NGPA Liquefied Petroleum Gas Specifications and Test Methods) as revised in 1962 or later revision.

(qq)         “Propane Assets” means collectively the Loading Racks and Tanks, as such terms are defined in the Sale Agreement.

(rr)         “Provisional Consent Order” means the Agreement Containing Consent Orders accepted by the FTC for public comment in the matter of Lessor and Conoco Inc. prior to the entry of the final order in respect thereto.

(ss)         “Prudent Industry Practice” means such practices, methods, acts, techniques and standards as are in effect at the time of performance of Lessor’s obligations under this Lease that are consistent with applicable underground Propane storage cavern standards generally followed by the refining industry in the State of Texas.

(tt)           “PTTT” means a Product Title Transfer Ticket, generated at the time title is transferred, that records a receipt that increases Buyer’s Propane inventory in storage hereunder.

(uu)         “Regular Facility Operating Hours” means the twenty four (24) hours per Day, seven (7) Days per week.

(vv)          “Sale Agreement” has the meaning set forth in the third WHEREAS clause hereof.

(ww)                        “Taxes” means any income, sales, use, excise, transfer, and similar taxes, fees and charges including ad valorem taxes), including any interest or penalties attributable thereto, imposed by any Governmental Authority.

(xx)         “Term” means the Lease No. I Leased Space Term or the Lease No. II Leased Space Term, as applicable.

(yy)         “Turn” means lease capacity volume in and lease capacity volume out during each twelve (12) Month period of the applicable Term.

1.02        Other Defined Terms. Other terms may be defined elsewhere in this Lease, and, unless otherwise indicated, shall have such meanings throughout this Lease.

1.03        Terms Generally. The definitions in this Lease shall apply equally to both singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections and exhibits shall be deemed references to Articles and Sections of, and exhibits to, this Lease unless the context shall otherwise require.

Article II.                                           Leased No. I Leased Space

2.01        Lease No. I Leased Space. Subject to the terms and conditions hereinafter set forth, Lessor hereby leases to Lessee, and Lessee hereby rents from Lessor, during the Lease No. I Leased Space Term, such space in the Facility as is necessary for the storage of the greater of: (i) up to eight hundred fifty thousand (850,000) Barrels of Propane at any one time, or (ii) an amount of Barrels of Propane which is equal to the Borger Inventory (as such term is defined in the Sale Agreement and as adjusted as provided therein) (the “Lease No. I Leased Space”).

2.02                        No Excess Space. In no event shall Lessee store in Lease No. I Leased Space hereunder a volume of Propane in excess of its Lease No. I Leased Space, and in no event shall Lessor have any obligation to accept or store in Lease No. I Leased Space a volume of Propane in excess of Lessee’s Lease No. I Leased Space. If Lessee shall store any volume of Propane hereunder in excess of its Lease No. I Leased Space, Lessor may, in its sole discretion, impose upon Lessee a penalty charge of Ten Cents ($00.10) per Barrel per Month for each Barrel of Propane so stored in excess of Lessee’s Lease No. I Leased Space, which charge shall be paid by Lessee as additional rental for its Lease No. I Leased Space. If Lessor elects to impose a penalty charge for excess volumes of Propane stored hereunder, Lessor shall bill such charge after the end of each Month during the term hereof, and Lessee shall pay such charge within ten (10) Days of its receipt of such bill.

2.03                        Use of Lease No. I Leased Space. Lessee shall use the Lease No. I Leased Space solely for the storage of Propane.

2.04                        Non-Dedicated Leased Space. Lessee understands and acknowledges that the Lease No. I Leased Space is not dedicated storage space in the Facility. Lessee expressly grants to Lessor the right to store Lessee’s Propane in commingled storage in the Facility with other Person’s similar Propane meeting Lessor’s Propane specifications therefor in effect on the date of receipt of Lessee’s Propane.

Article III.                                       Leased No. II Leased Space

3.01                        Lease No. II Leased Space. Subject to the terms and conditions hereinafter set forth, Lessor hereby leases to Lessee, and Lessee hereby rents from Lessor, during the Lease No. II Leased Space Term, such space in the Facility as is necessary for the storage of up to eight hundred fifty thousand (850,000) Barrels of Propane at any one time (the “Lease No. II Leased Space”).

3.02                        No Excess Space. In no event shall Lessee store in Lease No. II Leased Space hereunder a volume of Propane in excess of its Lease No. II Leased Space, and in no event shall Lessor have any obligation to accept or store in Lease No. II Leased Space a volume of Propane in excess of Lessee’s Lease No. II Leased Space. If Lessee shall store any volume of Propane hereunder in excess of its Lease No. II Leased Space, Lessor may, in its sole discretion, impose upon Lessee a penalty charge of Ten Cents ($00.10) per Barrel per Month for each Barrel of Propane so stored in excess of Lessee’s Lease No. II Leased Space, which charge shall be paid by Lessee as additional rental for its Lease No. II Leased Space. If Lessor elects to impose a penalty charge for excess volumes of Propane stored hereunder, Lessor shall bill such charge after the end of each

Month during the term hereof, and Lessee shall pay such charge within ten (10) Days of its receipt of such bill.

3.03                        Use of Lease No. II Leased Space. Lessee shall use the Lease No. II Leased Space solely for the storage of Propane.

3.04                        Non-Dedicated Leased Space. Lessee understands and acknowledges that the Lease No. II Leased Space is not dedicated storage space in the Facility. Lessee expressly grants to Lessor the right to store Lessee’s Propane in commingled storage in the Facility with other Person’s similar Propane meeting Lessor’s Propane specifications therefor in effect on the date of receipt of Lessee’s Propane.

Article IV.                                      Rental

4.01                        Lease No. I Leased Space Rental.

(a)                                  Base Rental. The base rental for Lease No. I Leased Space shall be $21,250 per Month; provided, however, that such base rental rate shall be increased at the rate of Two and One-Half Cents ($00.025) per Barrel per Month if, and to the extent, the Lease No. I Leased Space exceeds eight hundred fifty thousand (850,000) Barrels of Propane; provided, further, if the Effective Date is a Day other than the first Day of a Month, the rental for the period from the Effective Date through the remainder of such first Month shall be prorated by such number of Days remaining in such first Month.

(b)                                  Additional Rental. For every Barrel of Propane delivered out of Lease No. I Leased Space during the Lease No. I Leased Space Term over the maximum amount of the Lease No. I Leased Space and up to one million seven hundred thousand (1,700,000) Barrels, Lessee shall pay an additional rental of Ten Cents ($00.10) per Barrel. Lessee understands that the additional rental is based on volumes of Propane delivered out of Leased No. I Leased Space and that Lessee shall not have the right to store more than the maximum amount of the Lease No. I Leased Space in Lease No. I Leased Space at any one time.

4.02                        Lease No. II Leased Space Rental.

(a)                                  Base Rental Subject to Section 4.02 (c) hereof, the base rental for the “one-Turn” storage of up to eight hundred fifty thousand (850,000) Barrels of Propane during each year of the Lease No. II Leased Space Term shall be as follows:

Year:	Base Rental:
04-01-03 - 03-31-04	$29,750.00 per Month
04-01-04 - 03-31-05	$29,750.00 per Month
04-01-05 - 03-31-06	$31,875.00 per Month
04-01-06 - 03-31-07	$31,875.00 per Month
04-01-07 - 03-31-08	$31,875.00 per Month
04-01-08 - 03-31-09	$34,000.00 per Month
04-01-09 - 03-31-10	$34,000.00 per Month
04-01-10 - 03-31-11	$36,125.00 per Month
04-01-11 - 03-31-12	$36,125.00 per Month

(b)                                  Additional Rental. For every Barrel of Propane delivered out of Lease No. II Leased Space during each year during the Lease No. II Leased Space Term over Eight Hundred Fifty Thousand (850,000) Barrels and up to One Million Seven Hundred Thousand (1,700,000) Barrels, Lessee shall pay an additional rental of Ten Cents ($00.10) per Barrel, and for every Barrel of Propane delivered out of Lease No. II Leased Space during each year during the Lease No. II Leased Space Term over One Million Seven Hundred Thousand (1,700,000) Barrels, Lessee shall pay an additional rental of Twenty Cents ($00.20) per Barrel. Lessee understands that the additional rental is based on volumes of Propane delivered out of Lease No. II Leased Space and that Lessee shall not have the right to store more than Eight Hundred Fifty Thousand (850,000) Barrels of Propane in Lease No. II Leased Space at any one time.

(c)                                  Temporary Adjustments to Base Rental. If at any time during the Lease No. II Leased Space Term Lessor’s actual cost to operate the Facility increases by more than Fifty Thousand Dollars ($50,000.00) per year because of new Laws, Lessor shall have the right, on ninety (90) Days’ advance Notice to Lessee, to temporarily increase the base rentals set out in Section 4.02 (a), on a prospective basis, by an amount necessary to recover such increased costs on a percentage basis compared with all other Persons utilizing the Facility. Lessee shall not have the right to dispute the applicability of any such new Laws. However, in the event Lessee disputes the amount of any increased base rental resulting from such new Laws, Lessee shall pay the disputed amount subject to challenge in accordance with Article II of Exhibit A, and, upon resolution of the dispute, any portion of the increased base rentals which was determined to exceed Lessor’s actual increased of complying with such new Laws shall be refunded with interest at the Default Rate.

Article V.                                          Billing Practices and Payment

5.01                        Monthly Statement. Promptly after the end of each Month during the Term hereof, Lessor shall provide Lessee with a statement showing, with respect to such Month: (i) beginning inventory in Leased Space; (ii) ending inventory in Leased Space;

(iii) volumes of Propane receive pursuant to In-Place Transfers; and (iv) the rental, base rentals and additional rentals due for such Month (“Monthly Statement”).

5.02                        Payment.  Lessee shall pay each such Monthly Statement received by it from Lessor, in cash without offset or deduction, in U. S. Dollars within five (5) Business Days of its receipt thereof (the “Due Date”) by EFT. If payment of any Monthly Statement is not received by Lessor on or before the Due Date, such overdue amount shall accrue interest at the Default Rate from the Due Date, which interest shall be paid at the same time as such overdue Monthly Statement is paid. In the event that Lessee disputes all or any portion of a Monthly Statement, Lessee shall pay the disputed amount subject to challenge in accordance with Article II of Exhibit A, and, upon resolution of the dispute, any portion of the Monthly Statement which was not owed shall be refunded with interest at the Default Rate.

5.03                        Adjustments.  The payment of any Monthly Statement shall not prejudice the right of Lessee to protest or question the correctness thereof; provided, however, each Monthly Statement submitted to Lessee shall conclusively be deemed to be true and correct as to both Parties after twenty four (24) Months following the date of such Monthly Statement unless, prior to the end of said twenty four (24) Month period, a Party takes written exception thereto and makes a claim against the other Party for adjustment.

5.04                        Records and Audit Rights.  Each of Lessor and Lessee shall maintain a true and correct set of records pertaining to all activities relating to its performance hereunder and all transactions related thereto. Each of Lessor and Lessee further agrees to retain all such records for a period of time not less than twenty four (24) Months after the receipt or generation of same. On thirty (30) Days advance notice, either Lessor or Lessee, or its authorized representative or representatives, shall have the right during the other’s Normal Business Hours to audit, copy and inspect, at such inspecting Party’s sole cost and expense, any and all records of such other Party relating to such other Party’s performance of its obligations hereunder (but not any other books and records of such other Party). Audits shall not be commenced more than once during each year and shall be completed within a reasonable time frame not to exceed thirty (30) Days. Each of Lessor and Lessee may request information from the other’s books and records relating to the other’s obligations hereunder from time to time and such requests shall not constitute an audit for that year. Each of Lessor and Lessee shall have twenty four (24) Months after the end of a year during which to conduct an audit of the other’s books and records for such year, and any Claim arising out of or based in whole or in part on the information produced or obtained by the performance of any such audit must be made, if at all, within such twenty four (24) Month period.

5.05                        Financial Responsibility.  Notwithstanding anything to the contrary in this Lease, should Lessor reasonably believe it necessary to assure payment, Lessor may at any time and from time to time during the continuance of this Lease require, by Notice to Lessee: (i) advance cash payment, or (ii) satisfactory security in the form of an irrevocable standby letter or letters credit at Lessee’s expense in form and from a bank acceptable to Lessor (“Letter of Credit”), to cover amounts owed to Lessor by Lessee hereunder. If Lessee does not provide the Letter of Credit on or before five (5) Business Days after receipt of Lessor’s Notice requiring same, either Party may suspend this Lease forthwith until receipt thereof and, during the period of such suspension, Lessee grants to Lessor a lien on all of its Propane in storage hereunder, which lien shall be subordinate to all prior liens on such Propane. In no event shall Lessor be obligated to accept Propane for storage hereunder until said Letter of Credit is found acceptable to Lessor. Lessor shall not have reasonable grounds to doubt Lessee’s financial responsibility except in the event of a material adverse change in the financial condition of Lessee from the financial condition of Lessee at the Effective Date.

Article VI.                                      Term

6.01                        Lease No. I Leased Space Term.  Subject to Article VII. hereof, Lease No. I Leased Space shall be for a term commencing on the Effective Date and ending on March 31, 2003 (the “Lease No. I Leased Space Term”).

6.02                        Lease No. II Leased Space Term.  Subject to Article VII. hereof, Lease No. II Leased Space shall be for a term commencing on April 1, 2003, and ending on March 31, 2012 (the “Lease No. II Leased Space Term”).

Article VII.                                  Event of Default

7.01                        Event of Default.  If one or more Events of Default shall occur, Lessor at any time thereafter may give Notice of termination to Lessee describing with specificity the Event of Default and specifying a date (which shall be at lest ten (10) Days after the giving of such Notice) on which this Lease shall terminate, and on such date, subject to Sections 7.02 and 7.03, this Lease shall expire and terminate and all rights of Lessee under this Lease shall cease, unless before such date (i) all arrears of rental payable by Lessee under this Lease shall have been paid by Lessee; and (ii) all other Events of Default at the time of and specified in the termination Notice existing under this Lease shall have been cured. Lessee shall have the right to contest whether an Event of Default has occurred in accordance with Exhibit A. All costs and expenses incurred by or on behalf of the prevailing Party (including, without limitation, attorneys’ fees and expenses) occasioned by any claim of Event of Default that has not been cured shall be paid by the non-prevailing Party.

7.02                        Obligations Not Relieved. No termination of this Lease by Lessor pursuant to Section 7.01 shall relieve Lessee from its obligations hereunder, all of which shall survive any such termination or repossession.

7.03                        Damages. In the event of any termination pursuant to this Article, Lessee shall promptly pay to Lessor any unpaid rent due and payable as of the time of such termination. Such payment, together with the rental payment(s) previously made by

Lessee hereunder prior to the time of termination, shall be deemed to be liquidated and agreed damages for Lessee’s default in lieu of all other payments by Lessee hereunder.

Article VIII.                              Receipt/Withdrawal of Propane

8.01                        Receipt of Propane into Leased Space.  All Propane received from Lessor into Leased Space hereunder shall be received into the Facility via In-Place Transfers.

8.02                        Withdrawal of Propane.  All Propane stored in Leased Space hereunder shall be withdrawn from such Leased Space and delivered into receiving common carrier pipelines connected to the Facility during Regular Facility Operating Hours. Lessee shall be responsible to provide documentation required to authorize withdrawals from the Leased Space. Upon such delivery of Propane to Lessee, Lessee shall be solely responsible for all Claims arising out of the possession or use of such Propane.

8.03                        No Over-Withdrawal.  In no event shall Lessee withdraw from the Facility more Propane than it has in Leased Space in such Facility at the time of withdrawal.

8.04                        Withdrawal Prior to End of Term.  Lessee shall withdraw all of its Propane from Leased Space prior to the end of the Term hereof.

Article IX.                                      Scheduling

9.01                        Scheduling.  Lessee shall provide Lessor with a written schedule at least ten (10) Days prior to the Days during which Lessee desires to make withdrawals out of Leased Space, advising Lessor of the volume(s) of Propane, and estimated withdrawal date(s) thereof; provided, however, that Lessor shall use reasonable business efforts to accommodate written schedules received from Lessee less than ten (10) Days in advance of estimated withdrawals. Lessor will review and confirm its ability to deliver such Propane according to the schedule by the end of the Business Day following the Business Day in which written schedules are received during Normal Business Hours.

Article X.                                          Propane Losses; Casualty Losses

10.01                 Propane Losses.  Any Propane loss not caused by the negligent acts or omissions of Lessor or on account of any mysterious disappearance 1 or mis-measurement shall be shared proportionately by Lessee with any other Persons having Propane in storage in the Facility at the time of the loss, based on the volume each had in storage at the time of the loss, as recorded on the Facility’s inventory records. Lessor shall have no responsibility or liability for such loss. Lessor’s liability for Propane losses caused by its negligent acts or omissions or on account of any mysterious disappearance or mis-measurement shall be limited to the replacement of such Propane in storage in the Facility, or, at Lessor’s option, payment of the market value for each Gallon of Propane equal to the daily average of the daily high and low Oil Price Information Service spot prices for Conway, Kansas, as determined during the week in which the loss or damage occurred, less a $00.00500 per Gallon location differential.

10.02                 Casualty Losses.  In the event of condemnation of, or damages to, or destruction of one or more of the Propane underground storage caverns in the Facility, any remaining useable Propane storage capacity in the Facility shall be apportioned among all users thereof based on the relative portion of the total Propane underground storage space leased or otherwise employed by each in the Facility.

Article XI.                                      Title; Custody

11.01                 Title.  Title to all of Lessee’s Propane received, stored and redelivered out by Lessor hereunder shall remain at all times in the name of Lessee. Lessor shall at no time take or have title to such Propane.

11.02                 Custody.  Custody of all Propane received by Lessor hereunder pursuant to In-Place Transfers shall pass to Lessee from Lessor upon completion of the documentation for such In-Place Transfers, pursuant to PTTT’s. Custody of all Propane delivered by Lessor hereunder from Leased space into receiving common carrier pipelines connected to the Facility shall pass from Lessor to such receiving pipelines when such Propane passes the flange connection between the Facility’s delivery piping and such receiving pipelines.

Article XII.                                  Volume Determinations

12.01                 Volume Determinations.  All volume determinations herein shall be corrected to Sixty Degrees (60°) Fahrenheit and shall be measured in Gallons in accordance with the latest ASTM Petroleum Measurement Tables. The volume of Propane received into Leased Space by In-Place Transfers shall be determined by PTTT’s evidencing such transfers. The volume of Propane delivered out of Leased Space into connecting common carrier pipelines shall be as determined by such pipelines’ meter tickets.

Article XIII.                              Event of Force Majeure

13.01                 Event of Force Majeure.  In the event either Party hereto is rendered unable, wholly or in part, by an Event of Force Majeure, to carry out its obligations under this Lease, other than to make money payments when due, such Party shall give Notice and full particulars of such Event of Force Majeure to the other Party within a reasonable time after the occurrence of the cause relied on, and the obligations of the Party giving such Notice, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused but for no longer period, and such cause shall as far as possible be remedied with all reasonable dispatch. The settlement of strikes and lockouts shall be entirely within the discretion of the Party having the difficulty and the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing party when such course is inadvisable in the discretion of the Party having the difficulty.

13.02                 Strikes or Lockouts.  It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty and that the requirement in Section 13.01 that any Event of Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing Person when such course is inadvisable in the discretion of the Party having the difficulty.

Article XIV.                             Operation and Maintenance of Facility

14.01                 Operation and Maintenance of Facility.  During the Term hereof, Lessor shall, at its sole cost, risk and expense, operate, maintain, repair, and inspect the Facility in accordance with Prudent Industry Practice and applicable Laws.

Article XV.                                 Notices

15.01                 Notices.  Any and all Notices between the Parties given under or in relation to this Lease shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered (with written confirmation of receipt); (ii) delivered and confirmed by telecopier or like transmission service; (iii) delivered by a recognized overnight courier delivery service (with delivery fees prepaid); or (iv) sent by certified United States mail (postage prepaid, return receipt requested), in each case to the appropriate address set forth below:

If to Lessor:		If to Lessee:

Phillips Petroleum Company		NGL Supply, Inc.
600 N. Dairy Ashford		6120 S. Yale, Suite 805
Houston, TX 74602		Tulsa, OK 74136
Attn:	MGR NGL	Attn:	C. Dwight Creveling
Telephone:	(281) 293-2230	Telephone:	(918) 481-1119
Facsimile:	(281) 293-5553	Facsimile:	(918) 492-0990

15.02                 Effective Date. Any Notice given by United States mail in the manner set forth in Section 15.01 shall be effective as of the date deposited in the United States mail. Any Notice given by personal delivery, telecopier or like transmission service, or overnight courier delivery service in the manner set forth in Section 15.01 shall be effective upon actual receipt if received during the recipient’s Normal Business Hours, or at the beginning of the recipient’s next business day if not received during the recipient’s Normal Business Hours.

15.03                 Change of Address Notice.  Either Party may change its Notice address by giving Notice to the other Party in the manner set forth in Section 15.01; provided, however, that no change of address Notice shall be effective until actually received by the other Party.

Article XVI.                             Taxes

16.01                 Taxes.  Lessee shall be responsible for and shall pay all Taxes now or hereafter imposed by any Governmental Authority in respect of or measured by the Propane stored hereunder or the manufacture, storage, delivery, receipt or inspection thereof, and Lessee agrees to promptly reimburse Lessor, upon receipt of invoice therefor, for any such Taxes that Lessor is legally required to pay by reason of or resulting from Propane being in Leased Space hereunder (with the exception of income taxes).

Article XVII.                         Insurance

17.01                 Insurance.  The rental specified herein does not include any insurance on the Propane covered by this Lease while in Lessor’s custody. Insurance for such Propane, if any, that may be desired by Lessee, shall be carried by Lessee at its sole expense. Should Lessee elect to carry Propane insurance, then each policy of insurance shall be endorsed to provide a waiver of subrogation in favor of Lessor.

Article XVIII.                     Applicable Law

18.01                 Applicable Law. REGARDLESS OF THE PLACE OF CONTRACTING, PLACE(S) OF PERFORMANCE, OR OTHERWISE, THE PROVISIONS OF THIS LEASE AND ALL AMENDMENTS, MODIFICATIONS, ALTERATIONS OR SUPPLEMENTS THERETO SHALL BE GOVERNED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OR OTHER PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR INTERPRETATION OF THIS LEASE TO THE LAW OF ANOTHER JURISDICTION.

Article XIX.                             Indemnity

19.01                 Indemnity. FROM AND AFTER THE EFFECTIVE DATE, EACH OF LESSOR AND LESSEE SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER, ITS DIRECTORS, OFFICERS, EMPLOYEES, AND

AGENTS, FROM, AGAINST AND IN RESPECT OF ANY AND ALL CLAIMS, WHETHER FOR PERSONAL INJURY, DEATH, ILLNESS, PROPERTY DAMAGE, OR OTHERWISE, WHICH OCCURS AS A RESULT OF THAT PARTY’S SOLE NEGLIGENCE, PRODUCT LIABILITY OR OTHER FAULT (COLLECTIVELY “SOLE FAULT”) OF THAT PARTY OR ITS RESPONSIBLE PARTIES (AS HEREINAFTER DEFINED) OR BREACH OF ANY PROVISION OF THIS LEASE BY THAT PARTY; IT BEING UNDERSTOOD AND AGREED THAT EACH OF LESSOR AND LESSEE SHALL BE LIABLE ONLY TO THE EXTENT OF ITS OWN SOLE FAULT AND THE SOLE FAULT OF ITS RESPONSIBLE PARTIES AND NEITHER LESSOR NOR LESSEE SHALL BE LIABLE FOR THE SOLE FAULT OF THE OTHER OR ITS RESPONSIBLE PARTIES. AS USED HEREIN, THE “RESPONSIBLE PARTIES” OF A PARTY SHALL MEAN THAT PARTY’S EMPLOYEES, AFFILIATES AND SUBCONTRACTORS AND THE EMPLOYEES OF SUCH AFFILIATES AND SUBCONTRACTORS.

19.02      Special Damages.   NOTWITHSTANDING ANYTHING IN THIS LEASE TO THE CONTRARY, IN NO EVENT SHALL EITHER LESSOR OR LESSEE BE LIABLE TO THE OTHER FOR ANY EXEMPLARY, INDIRECT, INCIDENTAL, SPECIAL, OR PUNITIVE DAMAGES RESULTING FROM OR ARISING OUT OF THIS LEASE, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR BUSINESS INTERRUPTIONS, HOWEVER THEY MAY BE CAUSED; PROVIDED, HOWEVER, THAT THIS SECTION 19.02 SHALL NOT LIMIT A PARTY’S ABILITY TO OBTAIN DIRECT DAMAGES OR LESSEE’S RIGHTS UNDER SECTION 10.01.

Article XX.           Assignment; Sublease

20.01      Assignment; Sublease. This Lease shall inure to the benefit of and shall be binding upon the Parties and their respective successors and assigns; provided, however, that neither this Lease or any interest in this Lease may be assigned or sublet by any Party, whether directly or indirectly, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except as follows:

(a)                             Each of Lessor and Lessee shall have the right to assign and delegate its obligations under this Lease to an Affiliate of such Party without the consent of the other, provided that the assigning Party shall remain liable for its obligations hereunder.

(b)                             Either Lessor or Lessee shall have the right to assign its rights and delegate its obligations under this Lease to a successor to the Entire Business of the assigning Party, whether through merger, joint venture, purchase or otherwise, without the consent of the other Party.

(c)                             Lessee shall have the right to assign its rights and delegate its obligations to a purchaser or assignee of the entire and total ownership interest of the Propane Assets, without the consent of Lessor.

(d)                                  Lessor shall have the right to assign its rights and delegate its obligations to a purchaser or assignee of the entire and total interest in the Facility where the assigned rights and delegated obligations are to be performed, without the consent of Lessee.

(e)                                  All of Lessee’s rights and obligations under this Lease shall automatically and without further act be assigned to and assumed by any successor in interest, owner, or subsequent purchaser of the Propane Assets; provided, that the assignee must meet the criteria set forth in either (a), (b) or (c) above.

(f)                                    All of Lessor’s rights and obligations under this Lease shall automatically and without further act be assigned to and assumed by any successor in interest, owner, or subsequent purchaser of the Facility; provided, that the assignee must meet the criteria set forth in either (a), (b) or (d) above.

(g)                                 An assignment of rights and delegation of obligations hereunder shall become effective upon delivery to the Lessor or Lessee, as the case may be, of a properly executed assignment and assumption agreement evidencing the assignment and delegation.

(h)                                 An assignor shall be automatically released from its liabilities under this Lease without the written consent of the other Party if: (i) the assignee is a successor to the assigning Party as set forth in either (b), (c) or (d), as applicable; and (ii) the assignee agrees to perform all of assignor’s obligations under the Lease in all respects, in a binding written document duly executed by or on behalf of such assignee; provided, however, that in no event shall any assignor be released from any pre-assignment Claims under this Lease without the separate written consent of the other.

Article XXI.          Miscellaneous

21.01      Relationship of the Parties. The relationship of the Parties under this Lease shall be solely that of lessor and lessee. By virtue of entering into this Lease neither Party shall be deemed to be an agent, employee, independent contractor or attorney-in-fact of the other Party.

21.02      Use of Facsimile/Telecopy. Execution of any instruments, Notices, consents or other documents required or permitted by this Lease which have been telecopied, faxed, or transmitted by other electronic transmission device, and/or following execution thereof returned by such device, shall be deemed to be effective and constitute an original instrument.

21.03      Disputes Between the Parties. The Parties agree that they will use the Dispute Resolution Procedures outlined in Exhibit A (“Dispute Resolution Procedures”) to resolve disputes that may arise between them under or related to this Lease, including disputes regarding the Parties’ respective rights and obligations hereunder.

21.04      No Third-Party Rights. Except as expressly provided for herein, nothing in this Lease is intended to confer upon any Person other than the Parties, and their respective successors and assigns, any rights, benefits or obligations.

21.05      Compliance with Laws. This Lease is in all respects subject to all applicable Laws. The Parties shall at all times comply with such Laws as are applicable to their performance of this Lease. If applicable, the Parties shall comply with the provisions of Executive Order 11246 (Equal Employment Opportunity), as amended, together with all Laws of the United States Department of Labor.

21.06     Severability. If any provision of this Lease or the application thereof is found by any court of competent jurisdiction to be invalid, illegal or unenforceable, to any extent and for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties. In any event, the remainder of this Lease and the application of such remainder shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

21.07      Non-Waiver. The failure of either Party to enforce any provision, condition, covenant or requirement of this Lease for any occurrence shall not be construed to be a waiver of such provision, condition, covenant or requirement unless the Party failing to do the enforcing gives a Notice to the other Party that such failure to do the enforcing was intended to be a waiver. No waiver by either Party of any default in the performance of any provision, condition, covenant or requirement contained herein shall be deemed to be a waiver of, or in any manner release, such other Party from performance of any other provision, condition, covenant or requirement herein contained, nor be deemed to be a waiver of the same provision, condition, covenant or requirement.

21.08      Entire Agreement. This Lease constitutes the entire agreement between the Parties relating to the subject matter hereof, and it supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties relating to the subject matter hereof, and there are no warranties, representations, or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein.

21.09      Amendments. This Lease shall not be modified or amended, in whole or in part, except by a supplemental agreement signed by both Parties.

21.10      Counterparts; Multiple Originals. This Lease may be executed in any number of counterparts, all of which together shall constitute one agreement binding on each of the Parties. Each of the Parties may sign any number of copies of this Lease. Each signed copy shall be an original, but all of them together shall represent the same agreement.

21.11      Headings. The Article and Section headings used in this Lease have been inserted only for convenience to facilitate reference and shall not be determinative in construing the meaning, effect or application of any Article, Section, or provision hereof.

21.12      Exhibits. The exhibits referred to herein are attached hereto and by this reference are incorporated herein and made a part hereof. In the event there is any conflict between this Lease and any exhibit, the provisions of this Lease shall be controlling.

21.13      Construction. The Parties have participated jointly in the negotiation and drafting of this Lease. In the event an ambiguity or question of intent or interpretation arises, this Lease shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Lease.

21.14      Modification. In the event the FTC conditions its final approval of the Provisional Consent Order on, or otherwise requires modification of, this Lease, the Parties agree to use their reasonable best efforts to make or cause to be made such required modifications, subject to Section 21.15; provided, however, that Lessee shall not be required to make or cause to be made any such required modifications if such required modifications would reasonably be expected to have a material adverse effect on Lessee, and Lessor shall not be required to make or cause to be made any such required modifications if such required modifications would reasonably be expected to have a material adverse effect on Lessor.

21.15      Rescission. In the event the FTC withdraws the Provisional Consent Order or conditions its final approval of the Provisional Consent Order in a manner or otherwise requires changes to this Lease (including withdrawal after expiration of the public comment period), that taken as a whole are or would reasonably be expected to be materially adverse to a Party hereto, such Party shall have the right to require that this Lease be rescinded.

IN WITNESS WHEREOF, the Parties have signed this Lease as of the date first set forth above.

PHILLIPS PETROLEUM COMPANY		NGL SUPPLY, INC.
(“Lessor”)		(“Lessee”)

By:	/s/ S. R. Barham	By:	/s/ Brian K. Pauling
	S. R. Barham		Brian K. Pauling
	Vice President		President

Exhibit A
Dispute Resolution Procedures

ALTERNATIVE DISPUTE RESOLUTION (ADR)

Except as otherwise expressly stated in the Agreement, any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in Article I of this Exhibit A. The prevailing Party in any legal proceeding or alternative dispute resolution brought to enforce any provision of this Agreement shall be entitled to recover against the non-prevailing Party the reasonable attorneys’ fees, court costs, and other expenses incurred by the prevailing Party, including all costs and expenses and attorneys’ fees incurred as a result of arbitration of the dispute.

Article I
Formal ADR/Arbitration

1.             Negotiations Between Executives

The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for the matter in dispute. Any Party may give the other Party written Notice of any dispute not resolved in the normal course of business. Within fifteen (15) Days after delivery of the Notice, the receiving Party shall submit to the other a written response. The Notice and the response shall include a statement of each Party’s position and a summary of arguments supporting that position, and the name and title of the executive who will represent that Party and of any other Person who will accompany the executive. Within thirty (30) Days after delivery of the disputing Party’s Notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for non-privileged and/or non-proprietary information made by one Party to the other will be honored.

All negotiations pursuant to this clause shall be considered confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

Notwithstanding the foregoing, nothing contained in this Agreement shall limit or restrict in any way the right or power of a Party at any time (A) to commence and prosecute a proceeding for a preliminary or temporary injunction or other temporary order pending mediation or arbitration under this Agreement (i) to restrain a Party from breaching this Agreement, or (ii) for specific enforcement of this Exhibit A, or (B) to consult with the other Party in an attempt to negotiate a resolution of the dispute.

The Parties agree that any legal remedy available to them with respect to a breach of this Article I will not be adequate and that, in addition to all legal remedies, each Party is entitled to an order specifically enforcing this Exhibit A.

2.             Mediation

If the dispute has not been resolved by negotiation described in Subsection 1. of this Article I. within forty five (45) Days after the receipt of the disputing Party’s Notice by the other Party, the Parties shall endeavor to settle the dispute by mediation conducted in the English language under the then current Center For Public Resources’ CPR Model Mediation Procedure for Business Disputes. The mediation will be conducted at a site agreed upon by the Parties. Each Party shall be responsible for its own attorney’s fees and costs, provided that the prevailing Party shall be entitled to recover its attorneys’ fees and costs incurred during mediation if the mediation is unsuccessful and the Parties proceed with arbitration.

3.             Arbitration

If a dispute or controversy shall arise between the Parties with respect to any matter covered by this Agreement that has not been resolved pursuant to either Subsections 1. or 2. above, either Party involved in such controversy shall have the option of submitting the matter to arbitration in the English language pursuant to the guidelines set forth below. Demand and submission to arbitration as provided in this Agreement must, unless otherwise agreed, be made to the other Party in writing by the requesting Party within the later of (A) ten (10) Days after negotiations and mediation held pursuant to Subsections 1. and 2. above have failed, and (B) sixty (60) Days following the effective date of Notice of the dispute or controversy. The failure to timely submit the matter to arbitration shall constitute a waiver of the Parties to submit their dispute to arbitration. If submitted to arbitration, the arbitration shall be binding on the Parties and the dispute shall be settled in accordance with the guidelines below.

Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, or the commercial or economic relationship of the Parties, shall, if an election is so made pursuant to this Agreement, be settled by arbitration in accordance with the AAA Rules, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall be administered by the AAA. The AAA Rules are incorporated into this Agreement and, as amended from time to time by the AAA, shall establish the procedures for any arbitration brought under this Agreement, except as modified by the following provisions:

(A)                          Monetary Limitations. Any Party may initiate arbitration in accordance with the terms of this Agreement and the AAA Rules irrespective of the amount in controversy.

(B)                          Number of Arbitrators. If a dispute involves an amount in controversy of $100,000 or less, there shall be one (1) arbitrator. If a dispute involves an amount

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in controversy in excess of $100,000 or a request for preliminary injunction, there shall be three (3) arbitrators.

(C)                               Arbitrators’ Qualifications and Selection. For disputes involving three (3) arbitrators, each Party involved in the arbitration shall have the right to submit to the other Party involved in the proceeding a proposed list of five (5) qualified arbitrators. Each Party must select one of the proposed candidates nominated by the other Party within ten (10) Days after receiving the list of candidates. The arbitrators selected by the Parties shall then select a third qualified arbitrator to act as chairman. Each arbitrator shall be fully active in his or her profession or occupation. All arbitration proceedings shall be conducted in Tulsa, Oklahoma. If the dispute will be heard by three (3) arbitrators, the arbitrator to be selected by the Party-appointed arbitrators shall be a lawyer experienced in arbitrating large commercial issues of the kind or type similar to those being disputed by the Parties. For disputes involving only one (1) arbitrator, the arbitrator shall be selected in the manner prescribed by the AAA Rules. Should the Parties fail to timely join in the appointment of the arbitrators or should more than two (2) Parties be involved in the arbitration, the arbitrators shall be appointed in accordance with the AAA Rules. The arbitrators shall be fully compensated in accordance with their normal hourly or per diem rates for all time spent by them in connection with the arbitration proceeding, and pending final award, their compensation and expenses shall be advanced equally between or among all Parties participating in the arbitration. Each arbitrator, including those nominated by a Party, shall conduct himself or herself as a neutral, and once each arbitrator has been appointed, there shall be no substantive ex parte communication between any Party or its representative and any arbitrator regarding the arbitration proceeding or its subject matter.

(D)                               Preliminary Hearing. Within fifteen (15) Days after the arbitrators have been appointed, an initial meeting (preliminary hearing) among the arbitrators and counsel for the Parties shall be held for the purpose of developing a plan for the management of the arbitration, which shall then be memorialized in an appropriate stipulation and order. The matters which may be addressed by such plan and order include the following, among others: (i) definition of issues and, if appropriate, their division into preliminary and substantive or liability and damages issues; (ii) scope, timing, and types of discovery, if any; (iii) exchange of documents and filing of detailed statements of claim and defense and pre-hearing and other memoranda, either on all issues or on preliminary or liability issues in the first instance; (iv) whether and to what extent the direct testimony of witnesses (or categories of witnesses, such as experts) will be received by affidavit or written witness statement; (v) schedule and places of hearings; (vi) setting of other timetables; (vii) whether and to what extent expert testimony will be required, whether the arbitrators should engage one or more neutral experts, and whether, if this is done, engagement of experts by the Parties can be obviated or minimized; (viii) self-authentication of documents; and (ix) any other matters

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which may promote the efficient, expeditious, and cost-effective conduct of the proceeding.

If the Parties cannot agree on the matters to be addressed in such a plan (including what evidentiary rules shall apply), such plan shall be developed by the arbitrators.

(E)                                 Discovery. The arbitrators shall permit and facilitate such discovery as it shall determine is appropriate under the circumstances, taking into account the needs of the Parties and the desirability of making discovery expeditious and cost-effective. Such discovery may include prehearing depositions, particularly depositions of witnesses who will not appear personally to testify, if there is a substantial, demonstrated need therefor. The arbitrators may issue orders to protect the confidentiality of proprietary information, trade secrets, and other sensitive information disclosed in discovery. Discovery shall be conducted and completed within the following time periods: (i) if the dispute involves an amount in controversy of $100,000 or less, within two (2) Months after the selection of the arbitrator has been completed; (ii) if the dispute involves an amount in controversy in excess of $100,000, but less than $500,000, within four (4) Months after the selection of the arbitrators has been completed; and (iii) if the dispute includes an amount in controversy of $500,000 or more, within nine (9) Months after the selection of the arbitrators has been completed.

(F)                                 Efficient Communications. Papers, documents, and written communications shall be served by the Parties directly upon each other and the arbitrators, with a simultaneous copy to the AAA tribunal administrator.

(G)                               Time Limits and Schedules. The proceedings shall be conducted in an expeditious manner, and a final award shall be rendered within the following time periods: (i) if the dispute involves an amount in controversy of $100,000 or less, within three (3) Months after the selection of the arbitrator has been completed, (ii) if the dispute involves an amount in controversy in excess of $100,000 but less than $500,000, within six (6) Months after the selection of the arbitrators has been completed, and (iii) if the dispute involves an amount in controversy of $500,000 or more, within one (1) year after the selection of the arbitrators has been completed. The arbitrators are empowered to impose time limits they consider reasonable for each phase of the proceeding including, without limitation, the time allotted to each Party for presentation of its case and for rebuttal.

(H)                               Conduct of Evidentiary Proceedings. The arbitrators shall actively manage the proceeding as they deem best so as to make the same fair, expeditious, economical, and less burdensome and adversarial than litigation. The arbitrators may, inter alia and without litigation, limit the issues so as to focus on the core of the dispute, limit the time allotted to each Party for presentation of its case, and

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exclude testimony and other evidence that they deem irrelevant, cumulative, or inadmissible.

(I)                                    Self-Authentication of Documents. All documents that a Party proposes to offer in evidence, except for those objected to by an opposing Party, shall be self-authenticating.

(J)                                 Neutral Experts. Whenever expert testimony is required, the arbitrators may use their power to designate a neutral expert or experts in consultation with the Parties and shall explore with the Parties whether the retention of such neutral experts may render it unnecessary for each Party to proffer testimony by its own expert; provided, however, that each Party retains the right to proffer testimony by its own expert.

(K)                               Stenographic Transcripts. There shall be a stenographic transcript of the proceedings, the cost of which shall be borne equally by the Parties pending the final award. The arbitrators may require the Parties jointly to construct summaries of and indexes to testimony and to furnish copies to the arbitrators.

(L)                                Direct Testimony via Written Statements. The arbitrators may order that the direct testimony of all or of certain witnesses be furnished by a written, sworn statement. Any witness whose direct testimony is furnished by a written, sworn statement shall be subject to cross-examination in person.

(M)                        Governing Law; Limiting Arbitrators’ Equitable Discretion. The arbitrators shall determine the claims of the Parties and render their final award in accordance with Oklahoma Law as determined by the Agreement.

(N)                          Pre-Award Interest; Punitive Damages. The arbitrators may, in their discretion, grant pre-award interest and, if so, such interest shall be at commercial rates during the relevant period; provided, however, that under no circumstances shall the interest rate exceed the maximum legal rate as in effect during the relevant period. THE ARBITRATORS MAY NOT AWARD SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES UNDER ANY CIRCUMSTANCES AND WITHOUT REGARD TO FORUM OR JURISDICTION.

(O)                         Draft of Proposed Award. Prior to rendering their final award, the arbitrators shall submit to the Parties an unsigned, written draft of the proposed award, and each Party, within 15 days after receipt of such draft, may serve on the other Party and file with the arbitrators a written statement outlining any alleged errors of fact, computation, law, or otherwise in said draft. The arbitrators, in their discretion, may disregard and treat as a nullity any Party statement if and to the extent that the same is in substance an application for re-argument. Within 20 days after receipt of such Party statements, the arbitrators shall render their final award, which award shall be supported by a written decision.

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4.             Confidentiality

The entire dispute resolution process is a compromise negotiation. All offers, promises, conduct, and statements, whether oral or written, made in the course of the proceeding by any of the Parties, their agents, employees, experts, and attorneys, and by the mediator or arbitrator are confidential. Such offers, promises, conduct, and statements are privileged under any applicable mediation or arbitration privilege, are subject to Rule 408 of the Federal Rules of Evidence and any state counterpart rules or doctrine and are inadmissible and not discoverable for any purpose, including impeachment, in litigation between the Parties to the mediation or other litigation; provided, however, that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its presentation or use at the mediation or arbitration. Any mediator will be disqualified as a witness, consultant, or expert for any Party, and as arbitrator between the Parties, and his or her oral and written opinions will be inadmissible for all purposes in this or any other dispute involving the Parties hereto.

5.             Performance to Continue

During the period that the Parties are engaged in mediation or arbitration, each Party is required to continue to perform its obligations under this Agreement, subject to the terms and conditions of any applicable court order to the contrary, pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be impossible or impracticable under the circumstances.

Article II

Expedited ADR/Expert Determination

In the event of a disagreement between the Parties regarding payment of rental issues, or as otherwise specified in the Agreement, then either Party may submit a written request to the other Party requesting a meeting of the Parties’ respective representatives to attempt to resolve the dispute. Such representatives shall meet within three (3) Business Days thereafter at the receiving Party’s offices. If such meeting fails to resolve the dispute within seven (7) Days following the written request for meeting, either Party (the “Initiating Party”) may request in writing to the other that the disputed issue be referred to executives of the respective Parties who are at a higher level of management than the representatives and who have authority to settle the dispute (“Executive”). The Initiating Party shall include in its notice a summary of its position regarding the disputed issue, and the receiving Party shall serve a response thereto on the Initiating Party within five (5) Days thereafter. An Executive from each Party will meet at the receiving Party’s corporate or principal headquarter offices, or at such location as the Parties may mutually agree within seven (7) Days following mailing of the receiving Party’s response. If the Parties do not resolve the dispute within twenty-one (21) Days following the request for referral to Executives, then either Party may request that the dispute be referred to an expert. An expert is a person generally recognized as an expert in the field or fields of expertise relevant to the dispute. Except per specific agreement of both Parties, no

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Person shall serve as an expert who has ever been previously employed in any capacity or hired as a consultant for either one of the Parties or any of their Affiliates. In the event that the Parties cannot agree on the expert within seven (7) Days after request for referral, then either Party may obtain designation of an expert by a nationally recognized professional society or organization in the discipline to which the dispute relates. Once designated, the expert will consult with both Parties and review all the relevant material submitted by each Party. Oral submission to the expert shall be made by representatives of both Parties in the presence of each other at a mutually satisfactory date and place or, in absence of agreement of the Parties, as specified by the expert, within thirty (30) Days following selection of the expert. The expert shall provide his or her written decision, together with reasons therefor, simultaneously to both Parties within fourteen (14) Days following the oral submission. The expert may, subject to prior written approval of the Parties, obtain independent or technical advice as he or she may deem necessary. The rules of arbitration either in general or as set forth in Article I shall not apply to this process. Each Party shall bear its respective costs, and the Parties shall share equally the cost of the expert and any independent advisers hired by the expert.

The decision of the expert made under this Article II shall be final and binding on both Parties and may be enforced in any court with competent jurisdiction.

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